Exhibit 10.1

SIMON PROPERTY GROUP, INC.
SUMMARY OF COMPENSATION OF
NON-EMPLOYEE DIRECTORS
(effective January 1, 2006 or thereafter(1))

Annual Retainer:

•                  Non-employee members of the Board will receive a retainer in cash and restricted stock.

•                  The cash component will be $55,000.

•                  The restricted stock award will have a value of $82,500(2).

•                  The retainer will be payable annually, upon election, re-election or appointment to the Board(3).

Committee Chair Retainers:

Each non-employee Committee Chair will receive:

•                  Audit - $20,000, payable one-half in cash and one-half in restricted stock.

•                  All other Committees (except Executive Committee) - $15,000, payable one-half in cash and one-half in restricted stock.

Meeting Fees:

•                  No fees for attending Board meetings.

•                  Committee meetings - $1,000 per meeting attended(4).

Lead Director Compensation:

The non-employee Director designated as Lead Director will receive an additional retainer of $25,000 annually, payable one-half in cash and one-half in restricted stock(3).

Vesting of Restricted Stock

All restricted stock compensation received by non-employee Directors will vest one year after the award.

(1)                        All stock-based elements are subject to approval of amendments to the 1998 Stock Incentive Plan at the 2006 Annual Meeting of Stockholders.

(2)                        Grants of restricted stock will be valued at the value of the underlying common stock on the date of grant and will vest in full one year from the date of grant.

(3)                        Pro-rated for partial years of service.

(4)                        The fee will be paid for attendance in person, by telephone or by video conference.

Director Ownership Guidelines:

•                  Under the Company’s Governance Principles, Directors must own 3,000 shares or more of Company common stock within one year after their initial election or appointment and 5,000 shares or more two years from such date.

•                  Restricted stock will qualify for this purpose only after full vesting.

Deferred Compensation:

•                  All restricted stock issued to non-employee Directors as retainers will be placed in the Company’s Nonqualified Deferred Compensation Plan for Non-Employee Directors.  Dividends paid on the restricted stock in this account must be reinvested in Company common stock.

•                  Amounts in a Deferred Compensation Plan will not be released until a Director retires and resigns from the Board or is not re-elected.

Expense Reimbursement and Travel:

The Company pays or reimburses expenses for Directors’ travel on Board business.  In most cases, and based on the Director’s preference, the Company will handle any travel arrangements, book airline and hotel reservations and cover billings.